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                                                                   Exhibit 10(r)


                               NCES/NOVACARE, INC.

                           SUPPLEMENTAL BENEFITS PLAN

                  This is the NCES/NOVACARE, INC. SUPPLEMENTAL BENEFITS PLAN (formerly known as the NovaCare, Inc. Supplemental Benefits Plan), as amended and restated effective July 1, 1997, maintained by NovaCare Employee Services, Inc. ("NCES"), NovaCare, Inc., a Delaware corporation ("NovaCare"), and certain of their affiliates which have adopted the Plan for their eligible senior executives constituting a select group of management or highly compensated employees.


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                                TABLE OF CONTENTS


Section                                                                     Page

SECTION 1  DEFINITIONS ....................................................   1

SECTION 2  PARTICIPATION IN THE PLAN ......................................   5

         2.1      Commencement of Participation ...........................   5
         2.2      Procedure For and Effect of Admission ...................   6
         2.3      Cessation of Participation ..............................   6
         2.4      Transfer of Employee ....................................   6
         2.5      Cessation of Employer's Affiliate Status ................   7


SECTION 3  PLAN CONTRIBUTIONS .............................................   7

        3.1      Deferral Contributions ...................................   7
        3.2      Rules Governing Deferral Contributions ...................   8
        3.3      Fixed Matching Contributions .............................   8
        3.4      Performance Matching Contributions .......................   8
        3.5      Vesting ..................................................   8

SECTION 4  PARTICIPANT ACCOUNTS ...........................................  10

        4.1      Establishment of Accounts ................................  10
        4.2      Benefit Allocation .......................................  10
        4.3      Irrevocable Allocation ...................................  10
        4.4      Adjustment of Accounts ...................................  10
        4.5      Suballocation Within the Education Account ...............  11
        4.6      Investment Obligation of the Employer ....................  11

SECTION 5  BENEFITS .......................................................  11

        5.1      Employer Provided Insurance Benefits .....................  11
        5.2      Retirement Account .......................................  12
        5.3      Education Account ........................................  14
        5.4      Fixed Period Account .....................................  15
        5.5      Tax Withholding ..........................................  15


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SECTION 6  ADMINISTRATION .................................................  15

         6.1      Appointment of Administrator ............................  15
         6.2      Administrator's Responsibilities ........................  15
         6.3      Records and Accounts ....................................  16
         6.4      Administrator's Specific Powers and Duties ..............  16
         6.5      Employer's Responsibility to Administrator ..............  16
         6.6      Liability ...............................................  16
         6.7      Payment of Expenses .....................................  17
         6.8      Indemnity of Administrator ..............................  17

SECTION 7  CLAIMS PROCEDURE ...............................................  17

         7.1      Claim ...................................................  17
         7.2      Review Procedure ........................................  17
         7.3      Final Decision ..........................................  18

SECTION 8  AMENDMENT AND TERMINATION ......................................  18

         8.1      Plan Amendment ..........................................  18
         8.2      No Premature Distribution ...............................  18
         8.3      Termination of the Plan .................................  18

SECTION 9  MISCELLANEOUS ..................................................  18

         9.1      Supplemental Benefits ...................................  18
         9.2      Governing Law; Jurisdiction .............................  19
         9.3      No Assignment Permitted .................................  19
         9.4      Binding Terms ...........................................  19
         9.5      Spendthrift Provision ...................................  19
         9.6      Headings ................................................  19
         9.7      Rule of Interpretation ..................................  19


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                                    SECTION 1

                                   DEFINITIONS


1.1 Account means the recordkeeping source under which Plan benefits are calculated. The specific Accounts under the Plan are listed in Section 4.1.

1.2 Administrator means the individual or committee appointed to administer the Plan pursuant to Section 6.

1.3 Agreement means the trust agreement between the Employer and one or more trustees establishing a grantor trust to assist the Employer in fulfilling its obligations under the Plan.

1.4 Base Pay means an Eligible Employee's base salary, Deferral Contributions and any pretax elective deferrals to any Employer-sponsored plan that includes either a qualified cash or deferred arrangement under section 401(k) of the Code or a cafeteria plan under section 125 of the Code.

1.5 Beneficiary means the person, persons, trust or other entity that a Participant designates by written revocable designation filed with the Administrator to receive Plan benefits in the event of the Participant's death before all amounts due him under the Plan have been fully paid. A Participant may designate a different Beneficiary with respect to each Account established for him.

1.6 Boards means the Boards of Directors of NovaCare and NCES, or any person or persons designated by the Boards of Directors.

1.7 Bonus means any cash remuneration paid to an Eligible Employee as an incentive award pursuant to the bonus plan applicable to the Eligible Employee. Bonus may consist of Annual Bonus and/or Quarterly Bonus components. Annual Bonus means an incentive award based on performance criteria applicable to an entire fiscal year of the applicable Employer. Quarterly Bonus means an incentive award based on performance criteria applicable to the first, second, third or fourth quarter, on a stand-alone basis, of the fiscal year of the applicable Employer.

1.8 Change in Control means (other than an initial public offering) the occurrence of any of the following:

         A. the acquisition by any party or parties of the beneficial ownership of 20% or more of the outstanding voting shares of the Company;

         B. the occurrence of a transaction requiring shareholders' approval for the acquisition of the Company through purchase of stock or assets, or by merger or otherwise; or


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         C.       the election during any 24-month period of 20%, or more, of the members of either of the Boards, without the approval of a majority of the members of such Board as constituted at the beginning of the period.

1.9      Code means the Internal Revenue Code of 1986, as amended.

1.10     Company means either NovaCare or NCES as the context requires.

1.11 Deferral Agreement means a written agreement between a Participant and the Employer whereby a Participant agrees to defer a portion of his Base Pay and/or Bonus and the Employer agrees to provide Plan benefits.

1.12 Deferral Contribution means a Participant's elective deferral contribution described in Section 3.1

1.13 Determination Date means March 31 and September 30 of each calendar year or such other date as the Administrator shall designate and, for each Participant, the date of his death, Retirement, termination of employment due to Disability or other termination of employment.

1.14 Disability means an illness or injury that meets the definition and provisions described in the Individual Long Term Disability Contract covering the Participants.

1.15 Effective Date means September 1, 1991. The effective date of this amendment and restatement is July 1, 1997.

1.16     Eligibility Dates.

         A. Eligibility Date, for making Elective Deferrals, means (i) the first day of the first payroll period of any month that begins at least 30 days, but no more than 120 days, after the date an individual first becomes an Eligible Employee, provided that the Eligible Employee must properly submit all necessary forms at least 15 days before such Eligibility Date and (ii) any other date following an Enrollment Period established by the Administrator;

         B. Eligibility Date, for receiving Fixed and, if any, Performance Matching Contributions, means the January 1 or July 1 following the Eligibility Date upon which the Participant begins to make Elective Deferrals; and


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         C.       Eligibility Date, for coverage for insurance benefits, means the January 1 or July 1 following the later of the initial date of hire of an individual who is an Eligible Employee as of that date, or the date an individual who is an employee of the Employer becomes an Eligible Employee.

1.17 Eligible Dependent means an individual who is a child, stepchild, grandchild, niece or nephew, or who otherwise qualifies as a dependent of a Participant for purposes of the Code, who is living at any time during the Enrollment Period, and who is either (i) younger than age 14 or (ii) younger than age 18 but for whom a subaccount was initially established pursuant to Section 4.5 prior to his reaching age 14.

1.18 Eligible Employee means each employee of the Employer who (i) has a Salary Grade of 33 or higher, (ii) is designated by the Administrator as an employee who would have a Salary Grade of 33 or higher (an "Equivalent Salary Grade") if the employee had a Salary Grade, (iii) was demoted during the preceding 12-month period into a lower-graded position from a position with a Salary Grade or Equivalent Salary Grade of 33 or higher, or (iv) was a Participant on July 1, 1994; provided that Eligible Employee shall not include any employee of NCES or any of its affiliates who also maintains an employee-employer relationship with a co-employer other than NovaCare or any of its affiliates.

1.19 Employer means NovaCare, NCES and each of their respective affiliates which have adopted the Plan for their eligible senior executives and joined in the Trust.

1.20 Enrollment Period means the election period established by the Administrator which ends prior to the first day of a Plan Year.

1.21 EPS Budget means, for any Plan Year up to and including the Plan Year beginning July 1, 1995 and ending June 30, 1996, the average of the percentages of the EPS Budgets achieved by NovaCare for that year and the four immediately preceding Plan Years. For the Plan Year beginning July 1, 1996, EPS Budget means the EPS Budget achieved by NovaCare for that year. For any Plan Year beginning on or after July 1, 1997, EPS Budget means the EPS Budget achieved by the applicable Company for that year.

1.22 Fixed Matching Contribution means the Employer contributions described in Section 3.3.

1.23 Group I Eligible Employee means each Eligible Employee who has a Salary Grade or Equivalent Salary Grade of 35 or higher, or who had such a Salary Grade or Equivalent Salary Grade immediately prior to a demotion which became effective during the previous 12-month period.


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1.24     Group II Eligible Employee means each Eligible Employee who has a
         Salary Grade or Equivalent Salary Grade of 33 or 34, or who had such a Salary Grade or Equivalent Salary Grade immediately prior to a demotion which became effective during the previous 12-month period.

1.25 Investment Fund or Fund means the investments referenced in Section 4.4 that serve as a means to measure value increases or decreases with respect to a Participant's Accounts.

1.26 Involuntary Termination means, solely for purposes of the Plan and the Agreement, the occurrence of any of the following:

         A. a termination of the Participant's employment by the Employer other than for serious, willful misconduct in respect of the employee's obligations to the Employer, which misconduct shall include but not be limited to conviction of a felony, or perpetration of a common law fraud which has or is likely to result in material economic damage to the Employer; or

         B. a termination of the Participant's employment by the Participant following:

                  (1) a change by the Employer of the Participant's functions, duties or responsibilities which causes the Participant's position with the Employer to become of less dignity, responsibility, importance, scope or Salary Grade;

                  (2) a reassignment by the Employer of the Participant to another geographic location more than 50 miles from the Participant's current place of residence; or

                  (3) a reduction in the Participant's Total Compensation other than one occurring through reduction of the Participant's Bonus based on actual financial performance of the Employer.

1.27     NCES means NovaCare Employee Services, Inc., a Delaware corporation.

1.28     NovaCare means NovaCare, Inc., a Delaware Corporation.

1.29 Participant means any Eligible Employee who has elected to participate in the Plan and has reached an Eligibility Date.

1.30 Performance Matching Contribution means the Employer contributions described in Section 3.4.


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1.31     Plan means the NCES/NovaCare, Inc. Supplemental Benefits Plan as described in this instrument, as amended.

1.32 Plan Year means the 12 consecutive month period beginning on each July 1 and ending on the following June 30.

1.33 Retirement means a severance from service by a Participant for any reason (other than death or termination of employment due to Disability) after reaching age 65 or after reaching age 55 and completing 10 years of service with the Employer. A year of service shall mean a Year of Service as defined in the NCES/NovaCare, Inc. 401(k) Retirement Savings Plan; provided, however, that years of service shall include service with a prior employer if so provided in the applicable acquisition agreement or in any agreement executed by the Participant and the Employer.

1.34 Total Compensation for a Plan Year means the Eligible Employee's Base Pay for the current Plan Year plus any Bonus paid for services rendered in the Plan Year; provided that, in determining compensation for coverage for insurance benefits for any policy period, the Eligible Employee's Base Pay shall be determined as of January 15 (or, if later, the date an employee becomes an Eligible Employee) and, if actual Bonus is unknown as of such date, anticipated bonus, as determined under the applicable bonus plan, shall be substituted for actual Bonus.

1.35 Trust means any grantor trust established by the Employer under the Agreement.

1.36 Trustee means the trustee or trustees of the Trust appointed by the Boards.

1.37 Trust Fund means the fund established under the Agreement, consisting of all contributions, together with the income and realized and unrealized appreciation and depreciation thereon.


                                    SECTION 2

                            PARTICIPATION IN THE PLAN


2.1 Commencement of Participation. Each Eligible Employee may elect to become a Participant and to make Elective Deferrals beginning as of a date described in Section 1.16A. He then shall be eligible to receive Fixed and, if any, Performance Matching Contributions beginning as of the date described in Section 1.16B. Each Eligible Employee shall receive coverage for insurance benefits beginning as of the date described in Section 1.16C.


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         Notwithstanding the foregoing or any provision in this Plan to the contrary:

         A. An Eligible Employee who does not meet the definition of Eligible Employee set forth in Section 1.18(i), (ii) or (iii) shall not be eligible to make Elective Deferrals or to receive Fixed and Performance Matching Contributions, but shall be considered a Group II Eligible Employee for purposes of
                  Section 5.1; and

         B. An Eligible Employee who is hired or promoted into a position with a Salary Grade or Equivalent Salary Grade of 33 or higher after June 1, 1997 shall not be eligible to make Elective Deferrals or to receive Fixed and Performance Matching Contributions unless he executes a Confidentiality and Non-Competition Agreement in a form approved by the Administrator, but shall be considered a Group I or Group II Eligible Employee (depending upon his Salary Grade or Equivalent Salary Grade) for purposes of Section 5.1.

2.2 Procedure For and Effect of Admission. Each Eligible Employee who desires to participate in the Plan shall complete such forms and provide such data as are required by the Administrator.

2.3 Cessation of Participation. A Participant shall cease to be an active Participant on the earlier of:

         A. the date on which an Employer terminates the Plan as to employees of such Employer;

         B. the date on which the Participant ceases to be an Eligible Employee; or

         C. the date on which the Participant's Employer ceases to be an affiliate of the Company.

         As long as an Account is maintained for a former active Participant, he shall be deemed a Participant for all purposes except that he shall not be permitted to make contributions to the Plan, receive Fixed or Performance Matching Contributions, or be entitled to Employer-provided insurance benefits under Section 5.1; provided, however, that a Participant may elect to continue insurance coverage at his own expense (or, at the sole discretion of the Administrator, at the Employer's expense) when he ceases to be an active Participant.

2.4 Transfer of Employee. If a Participant transfers his employment from one Employer to another Employer, the Participant shall not be deemed to have ceased being an active


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         Participant under Section 2.3. Any obligations of a former Employer to the Participant under the Plan shall become the obligations of the Participant's new Employer.

2.5 Cessation of Employer's Affiliate Status. If a Participant ceases to be an active Participant pursuant to Section 2.3C, the Administrator shall determine in its absolute and unfettered discretion either to: (i) fully vest the Participant in all Employer contributions made on his behalf, transfer the vested portion of the Participant's Education Account and Fixed Period Account, if any, to the Participant's Retirement Account and distribute the vested value of the Retirement Account to the Participant pursuant to Section 5.2D or (ii) transfer the Participant's Accounts to a new trust to be maintained by the employer for the benefit of the Participant.


                                    SECTION 3

                               PLAN CONTRIBUTIONS


3.1 Deferral Contributions. Each Participant who is an employee may authorize the Employer to reduce his (i) Base Pay and/or (ii) Bonus for a Plan Year, and to have a corresponding amount credited to his Accounts, in accordance with Section 4.2, by executing and filing a Deferral Agreement with the Administrator during his initial Enrollment Period or any subsequent Enrollment Period designated by the Administrator. A Deferral Agreement specifying deferrals to be made from Base Pay and/or Quarterly Bonus (if any) shall be executed and filed during the Enrollment Period preceding the Plan Year during which such Base Pay or Quarterly Bonus (if any) will be earned. A Deferral Agreement specifying deferrals to be made from Annual Bonus shall be executed and filed during the Enrollment Period preceding the Plan Year during which such Bonus will be finally determined and paid. An Eligible Employee who has previously executed and filed a Deferral Agreement specifying deferrals to be made from the Bonus to be finally determined and paid during the Plan Year beginning July 1, 1997 may execute and file a new Deferral Agreement during the Enrollment Period preceding the Plan Year beginning July 1, 1997, provided that the new Deferral Agreement may increase, but may not decrease, the specified Bonus deferrals.

         Such Base Pay and Bonus deferrals shall be based on a fixed percentage. Base Pay deferrals shall equal not less than 1% nor more than 25% of Base Pay. Bonus deferrals shall equal not less than 1% nor more than 100% of Annual Bonus and/or Quarterly Bonus, respectively. The deferral shall be made from Base Pay, Annual Bonus and/or Quarterly Bonus as the Participant shall specify; however, to the extent the deferral is to be made from Annual Bonus and/or Quarterly Bonus, but no Annual Bonus and/or Quarterly Bonus is paid, the deferral shall be reduced.


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         Notwithstanding the foregoing, a Participant may not make contributions to the Plan during any period for which contributions must be suspended in accordance with Treas. Reg. Section 1.401(k)-1(d)(2)(iv)(B)(4), as a condition of the Participant's receipt of a hardship withdrawal from any retirement plan of the Employer that includes a qualified cash or deferred arrangement under section 401(k) of the Code.

3.2      Rules Governing Deferral Contributions.

         A.       Each annual election to defer shall be irrevocable.

         B. The amount that a Participant elects to defer shall be credited to the Participant's Accounts as soon as practicable after the date the amount would otherwise be paid to him as cash compensation.

3.3 Fixed Matching Contributions. Each Employer shall make a fixed matching contribution for each Group I Eligible Employee that shall equal 70% of the first 5% of his Total Compensation that is contributed to the Plan as a Deferral Contribution under Section 3.1. Each Employer shall make a fixed matching contribution for each Group II Eligible Employee that shall equal 30% of the first 5% of his Total Compensation that is contributed to the Plan as a Deferral Contribution under Section 3.1. Fixed Matching Contributions shall be credited to Participants' Accounts when Deferral Contributions are so credited.

3.4 Performance Matching Contributions. Each Employer shall make a variable matching contribution for each contributing Participant who is an Eligible Employee as of the last day of the Plan Year for any Plan Year in which the applicable Company attains between 90% and 110% of EPS Budget. Unless otherwise determined by the Board for any Plan Year, if the parameters set forth in the preceding sentence have been met, the Performance Matching Contribution for each Group I Eligible Employee shall equal the first 5% of his Total Compensation that is contributed to the Plan as a Deferral Contribution under Section 3.1 multiplied by the percentage of EPS Budget attained by the applicable Company, and the Performance Matching Contribution for each Group II Eligible Employee shall equal 40% of the first 5% of his Total Compensation that is contributed to the Plan as a Deferral Contribution under Section 3.1 multiplied by the percentage of EPS Budget attained by the applicable Company. Performance Matching Contributions shall be credited to Participants' Accounts as soon as practicable following the annual determination of whether EPS Budget has been attained by the applicable Company.

3.5 Vesting. Benefits derived from Deferral Contributions are not subject to forfeiture for any reason other than corporate insolvency. Benefits derived from Fixed Matching Contributions and Performance Matching Contributions shall vest according to a schedule


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         based on "Years of Participation" in the Plan. The term "A Year of
         Participation" means a full Plan Year during which an employee of the Employer is an Eligible Employee as defined in the Plan. For these purposes, the first Plan Year, though less than 12 months, shall qualify as a full Year of Participation.

         For an Eligible Employee on or before June 1, 1997, benefits derived from Fixed Matching Contributions and Performance Matching Contributions shall vest at the rate of 20% per completed Year of Participation beginning with the sixth (6th) completed Year of Participation, unless the Eligible Employee executes a Confidentiality and Non-Competition Agreement in a form approved by the Administrator before September 1, 1997, or during such other time period as the Administrator may thereafter designate. For an Eligible Employee on or before June 1, 1997 who timely executes a Confidentiality and Non-Competition Agreement in a form approved by the Administrator, or for any employee who becomes an Eligible Employee after June 1, 1997, benefits derived from Fixed Matching Contributions and Performance Matching Contributions shall become 100% vested upon completion of the fifth (5th) Year of Participation.

         Notwithstanding the foregoing, benefits derived from Fixed Matching Contributions and Performance Matching Contributions shall become 100% vested (i) upon a Participant's Retirement; (ii) if a Participant dies or suffers a Disability while employed by the Employer; or (iii) upon a Participant's Involuntary Termination by the Employer, provided that either (a) the Participant has completed at least one Year of Participation in the Plan and the combination of the Participant's age and Years of Participation at the time of his Involuntary Termination totals at least 50, or (b) the Participant's Involuntary Termination occurs within 12 months after the applicable Company undergoes a Change in Control. In addition, the Administrator may, in the Administrator's absolute and unfettered discretion, determine to vest Employer contributions made on a Participant's behalf if the Participant's termination of employment with the Employer was caused by events beyond the Participant's control.

         If a Participant terminates employment before becoming fully vested, any nonvested Employer contributions shall be forfeited and shall be used to reduce Employer contributions to the Plan. Notwithstanding the foregoing, if the distribution of a Participant's Retirement Account is deferred under Section 5.2B(5), the Participant shall not forfeit any unvested Employer contributions until the Participant's Retirement Account is actually distributed. For purposes of determining a Participant's vested interest in Employer contributions at the time the Participant's Retirement Account is distributed, any nonsuccessive Years of Participation in the Plan shall be aggregated to determine his vested percentage.


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                                      SECTION 4

                                PARTICIPANT ACCOUNTS


4.1 Establishment of Accounts. The following Accounts shall be established with respect to each Participant:

         A.       Retirement Account,

         B.       Education Account, and

         C.       Fixed Period Account.

4.2 Benefit Allocation. Each Participant may submit to the Administrator before the close of the Enrollment Period for each Plan Year a written statement specifying the Participant's allocation of future contributions as to his respective Accounts. If a Participant does not submit such a statement, all contributions for the Plan Year following the Enrollment Period shall be allocated to the Participant's Retirement Account. Matching Contributions shall be allocated in the same manner as Deferral Contributions.

4.3 Irrevocable Allocation. A Participant may not modify, alter, amend or revoke his allocation for a Plan Year after such Plan Year begins.

4.4 Adjustment of Accounts. A Participant may request in a writing delivered to the Administrator that his Accounts be valued as if they were hypothetically invested in one or more of the Investment Funds listed on the Benefit Account Allocations/Accumulation Options form provided by the Administrator. A Participant may request one or more Investment Fund(s) in multiples of 25% and may make a separate request with respect to each Account. A request shall be effective as of the Determination Date next following timely delivery to the Administrator, and shall apply to new contributions and previous accumulations as the Participant specifies.

         Each Participant's Accounts established under Section 4.1 shall be valued no less than monthly based upon the performance of the Investment Fund(s) requested by the Participant as determined by the Administrator. A Participant shall submit his investment measurement request to the Administrator in writing.


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         If any Participant fails to file a request, he shall be deemed to have requested the fund which, in the opinion of the Administrator, has the least risk of loss of principal. The Administrator shall be under no obligation to invest Deferral Contributions in the manner requested by the Participant.

4.5 Suballocation Within the Education Account. If a Participant allocates a portion of his anticipated contributions to his Education Account, the Participant may further allocate among subaccounts on behalf of any Eligible Dependent. In the absence of such suballocation, all contributions to the Participant's Education Account shall be equally allocated to the Participant's Eligible Dependents. A Participant's directed adjustment request pursuant to Section 4.4 shall apply uniformly to each subaccount.

4.6 Investment Obligation of the Employer. Benefits are payable as they become due irrespective of any actual investments the Employer may make to meet its obligations.

         Notwithstanding, neither the Employer nor any trustee (in the event the Employer elects to use a grantor trust to accumulate funds) shall be obligated to purchase or maintain any asset, and any reference to investments or Investment Funds is solely for the purpose of computing the value of benefits. To the extent a Participant or any person acquires a right to receive payments from the Employer under this Plan, such right shall be no greater than the right of any unsecured creditor of the Employer. Neither this Plan nor any action taken pursuant to the terms of this Plan shall be considered to create a fiduciary relationship between the Employer and the Participants or any other persons, or to establish a trust in which the assets are beyond the claims of any unsecured creditor of the Employer.


                                    SECTION 5

                                    BENEFITS


5.1      Employer Provided Insurance Benefits.

         A. The Employer shall purchase or otherwise provide additional life insurance for all Participants; provided that the Administrator shall have first received all information and executed documents from the Participants as the Administrator has requested. Group I Eligible Employees shall be provided additional life insurance coverage, subject to the terms of available coverage, equal to two times their Total Compensation for a Plan Year. Group II Eligible Employees shall be provided additional life insurance coverage, subject to the terms of available coverage, equal to their Total Compensation for a Plan Year. Notwithstanding the foregoing, the


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                  Administrator may, in its sole discretion, set a maximum limit on the amount of coverage to be provided to any class of Participants and reduce the amount of benefits available to Participants based on the cost thereof, consistent with applicable law.

         B. The Employer shall purchase or otherwise provide individual Disability insurance coverage for all Participants at a rate of 70% of Total Compensation, to a maximum of $15,000 per month; provided that the Administrator shall have first received all information and executed documents from the Participants as the Administrator has requested. Notwithstanding the foregoing, the Administrator may, in its sole discretion, limit the amount or time period of Disability insurance coverage consistent with applicable law.

5.2      Retirement Account.

         A. If a Participant terminates employment for any reason, including death, the Employer shall pay such Participant a benefit in the form determined under Section 5.2B based on the vested value of his Retirement Account. If the Participant is deceased, the benefit shall be paid to his Beneficiary.

         B.       Form of Payment:

                  (1) If the Participant's termination of employment occurs due to Retirement, payment of the benefit shall begin within 120 days of Retirement.

                           A Participant shall elect one of the following payment options at the time he establishes his Retirement Account, and at such other times as shall be determined by the Administrator, provided that any such subsequent election by the Participant shall apply only to amounts attributable to contributions to the Retirement Account to be made in Plan Years beginning after the Plan Year in which the election is made:

                           (a)      100% joint and survivor annuity;

                           (b) an annual benefit to be paid for a fixed period of 10 years, the amount to be paid in any one year to equal the vested value of the Retirement Account at the time of payment multiplied by a fraction, the numerator of which shall be one and the denominator of which shall be ten minus the number of benefit payments previously made under this option; or

                           (c)      a lump sum.

                  (2) If the Participant's termination of employment occurs due to Disability, the benefit described in Section 5.2A shall be paid either as a lump sum or annually over a fixed period of 10 years (as calculated in (1)(b) above), as determined by the Administrator.

                  (3) If a Participant's termination of employment occurs for any reason other than Retirement or Disability, the benefit described in Section 5.2A shall be paid in a lump-sum payment within 120 days from the date of termination.

                  (4) Notwithstanding any provision to the contrary, if the Participant's Retirement Account has a value less than $20,000 at the time benefits are to commence, then the Participant's benefit may, at the discretion of the Administrator, be paid as a lump sum as soon as administratively feasible following the Participant's termination.

                  (5) Notwithstanding anything to the contrary, if the Administrator determines at the time of a Participant's termination of employment with the Employer that a reasonable probability exists that the Participant will return to employment with the Employer, the Participant's Retirement Account shall not be distributed to the Participant. The Participant's Retirement Account shall instead be held under the Plan until (i) the Administrator determines that the Participant's return to employment with the Employer is no longer reasonably probable, or (ii) the Participant returns to employment with the Employer, at which point the Participant's Retirement Account shall be subject to distribution in accordance with this Section 5.2.

                           Upon a Participant's reemployment by the Employer, any funds transferred to the Participant's Retirement Account from his Education Account or Fixed Period Account shall be re-transferred to the respective Account or Accounts.

         C. If benefits are payable in a form of payment under Section 5.2B(1)(a), the amount of each payment shall be determined based on the payments that would have been made if the Employer applied the Participant's Retirement Account on the date payments are to begin to purchase an annuity contract providing such payments from an insurance carrier selected by the Administrator.

         D. Subject to Section 5.2B(5) hereof, if a Participant continues to be employed by an entity that ceases to be an affiliate of either Company and the Administrator determines to fully vest and distribute the Participant's Account, the Employer shall, at the direction of the Administrator, pay such Participant a benefit based on the vested value of his Retirement Account. The benefit shall be paid in a lump sum as soon as administratively feasible following the later of the date the applicable entity ceases to be an affiliate of either Company and the date that all determinations have been made hereunder.

5.3      Education Account.

         A. If a Participant remains continuously employed by the Employer until January 1 of the calendar year in which an Eligible Dependent reaches age 18, the Employer shall pay to the Participant a benefit, as soon after such January 1st and each of the next three anniversaries thereof as administratively practicable, determined as follows:

                                                       Distribution
                                                  Percentage of Eligible
                           January 1st            Dependent's Subaccount
                                1                          25%
                                2                          33-1/3%
                                3                          50%
                                4                          100%

         B. A Participant may establish subaccounts under his Education Account, with separate payments for each. A Participant may have a maximum of five subaccounts at any time.

         C. If a Participant terminates his employment for any reason with a balance in his Education Account, the vested portion of the balance shall be transferred to his Retirement Account and distributed in accordance with Section 5.2.

         D. Notwithstanding any provision to the contrary, if on the January 1 of the calendar year in which an Eligible Dependent of a Participant reaches age 18, the Eligible Dependent's subaccount has a balance of less than $10,000, then the Administrator, at its discretion, may direct that the balance be paid to the Participant in one lump sum.

         E. If any portion of an Education Account is not vested on the date such portion is to be paid, distribution shall be postponed until the January 1 following the date it is vested.

5.4      Fixed Period Account.

         A. A benefit equal to the lump sum value of the vested portion of a Participant's Fixed Period Account shall be paid to him as soon as administratively practicable after January 1 of the payment year specified by the Participant. Nonvested amounts will be paid as soon as administratively practicable after January 1 following the year the Participant becomes vested.

         B. A Participant may establish subaccounts under his Fixed Period Account, with separate payment years for each. A Participant may have a maximum of five subaccounts at any time.

         C. If a Participant's employment terminates for any reason and the Participant has a balance in his Fixed Period Account, the vested portion of the balance shall be transferred to his Retirement Account and be distributed in accordance with
                  Section 5.2.

5.5 Tax Withholding. To the extent required by law, the Employer shall withhold or cause to be withheld taxes from payments made under the Plan.


                                   SECTION 6

                                 ADMINISTRATION


6.1 Appointment of Administrator. The Boards shall appoint an individual or a committee to serve as Administrator. The Administrator (or any member of a committee) may be removed by the Boards at any time; and any individual may resign at any time by submitting his resignation in writing to the Boards. A new Administrator (or committee member) shall be appointed as soon as practicable in the event of a removal or resignation.

6.2 Administrator's Responsibilities. The Administrator is responsible for the administration of the Plan. The Administrator may appoint other persons or entities to perform any of its fiduciary functions. Such appointment shall be made and accepted by the appointee in writing. The Administrator and any such appointee may employ advisors and other persons necessary or convenient to help him carry out his duties, including his fiduciary duties. The Administrator shall have the right to remove any such appointee from his position. Any person, group of persons or entity may serve in more than one fiduciary capacity.

6.3 Records and Accounts. The Administrator shall maintain or cause to be maintained accurate and detailed records and accounts of Participants, Employers and their respective rights under the Plan, and of all investments, receipts, disbursements and other transactions. Such accounts, books and records relating thereto shall be open at all reasonable times to inspection and audit by the Employer and by persons designated thereby.

6.4 Administrator's Specific Powers and Duties. In addition to any powers, rights and duties set forth elsewhere in the Plan, the Administrator shall have the following powers and duties:

         A. to adopt such rules and regulations consistent with the provisions of the Plan;

         B. to enforce the Plan in accordance with its terms and any rules and regulations it establishes;

         C. to maintain records concerning the Plan sufficient to prepare reports, returns and other information required by the Plan or by law;

         D. to construe and interpret the Plan and to resolve all questions arising under the Plan;

         E. to direct the Employer or the Trustee to pay benefits under the Plan, and to give such other directions and instructions as may be necessary for the proper administration of the Plan; and

         F. to be responsible for the preparation, filing and disclosure on behalf of the Plan of such documents and reports as are required by any applicable federal or state law.

6.5 Employer's Responsibility to Administrator. The Employer shall furnish the Administrator such data and information as it may reasonably require. The records of the Employer shall be determinative of each Participant's period of employment, termination of employment and the reason therefor, leave of absence, reemployment, years of service, personal data, and compensation reductions. Participants and their Beneficiaries shall furnish to the Administrator such evidence, data or information, and execute such documents, as the Administrator requests.

6.6 Liability. Neither the Administrator nor the Employer shall be liable to any person for any action taken or omitted in connection with the administration of the Plan unless attributable to its own fraud or willful misconduct; nor shall the Employer be liable to any person for such action unless attributable to fraud or willful misconduct on the part of a director, officer or employee of the Employer.

6.7 Payment of Expenses. All expenses of the Administrator incurred in the operation or administration of the Plan shall be paid by the Employer.

6.8 Indemnity of Administrator. The Employer shall indemnify the Administrator (or any individual who is a delegate) against any and all claims, loss, damage, expense or liability arising from any action or failure to act, except when due to gross negligence, willful misconduct or breach of fiduciary duty.


                                    SECTION 7

                                CLAIMS PROCEDURE


7.1 Claim. If a Participant or Beneficiary is denied all or a portion of an expected Plan benefit for any reason, he must file a written notification of his claim with the Administrator. The Administrator shall notify the Participant or Beneficiary within 60 days of allowance or denial of the claim. If the Administrator fails to notify the claimant of his decision to grant or deny the claim within 60 days, such claim shall be deemed to have been denied; and the review procedure described in Section 7.2 shall become available to the claimant.

         The notice provided by the Administrator under this Section shall be in writing, sent by mail to the Participant's last known address and, if a denial, must contain the following information:

         A.       the specific reasons for the denial;

         B. the specific reference to the pertinent Plan provision on which the denial is based;

         C. if applicable, a description of any additional information or material necessary to perfect the claim, and an explanation of why such information or material is necessary; and

         D. an explanation of the claims review procedure and the time limitations of the review procedure applicable thereto.

7.2 Review Procedure. A Participant or Beneficiary is entitled to request a review of any denial of his claim by the Administrator. The request for review must be submitted in writing within 60 days of mailing of notice of the denial. Absent a request for review within the 60-day period, the claim will be deemed to be conclusively denied. The Participant or Beneficiary or his representative shall be entitled to review all pertinent documents and to submit issues and comments in writing. The Administrator shall provide a full and fair review of the claim and render the final decision.

7.3 Final Decision. Within 60 days of mailing of a request for review, the Administrator shall allow or deny the claim, unless special circumstances require an extension (such as for a hearing); provided, however, that in no event shall the decision be delayed beyond 120 days after receipt of the request for review. The decision shall be communicated in writing to the Participant or Beneficiary. The decision shall recite the facts and reasons for denial, with specific reference to the pertinent Plan provisions.


                                    SECTION 8

                            AMENDMENT AND TERMINATION


8.1 Plan Amendment. The Plan may be amended in whole or in part by the Boards at any time.

8.2 No Premature Distribution. Subject to Section 8.3, no amendment hereto shall permit amounts accumulated prior to the amendment to be paid to a Participant or Beneficiary prior to the time he would otherwise be entitled thereto.

8.3 Termination of the Plan. The Employer reserves the right to terminate the Plan and/or the Deferral Agreement pertaining to any Participant at any time prior to the commencement of benefits. In the event of any such termination, the Employer shall pay a benefit to the Participant or the Beneficiary of any deceased Participant, in addition to other insurance benefits hereunder, equal to the vested value of the Participant's Accounts.


                                   SECTION 9

                                  MISCELLANEOUS


9.1 Supplemental Benefits. The benefits provided for the Participants under the Plan are in addition to benefits provided by any other plan or program of the Employer and, except as otherwise expressly provided herein, the benefits of the Plan shall supplement and shall not supersede any plan or agreement between the Employer and any Participant or any provisions contained herein.

9.2 Governing Law; Jurisdiction. The Plan shall be governed and construed under the laws of the Commonwealth of Pennsylvania, and the courts of the Commonwealth of Pennsylvania shall have exclusive jurisdiction in any or all actions not superseded by federal law.

9.3 No Assignment Permitted. No Participant, Beneficiary or anyone claiming through them shall have any right to commute, sell, transfer, assign or otherwise convey the right to receive any payment under the terms of the Plan. Any such attempted assignment shall be considered null and void.

9.4 Binding Terms. The terms of the Plan shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, executors, administrators and successors.

9.5 Spendthrift Provision. The interest of any Participant or any Beneficiary receiving payments hereunder shall not be subject to anticipation, nor to voluntary or involuntary alienation, until distribution is actually made.

9.6 Headings. All headings preceding the text of the several Sections hereof are inserted solely for reference and shall not constitute a part of this Plan, nor affect its meaning, construction or effect.

9.7 Rule of Interpretation. Where appropriate, words in the masculine gender shall include the feminine and neuter genders.

                  IN WITNESS WHEREOF, to record the adoption of the amendment and restatement of the Plan, NovaCare and NCES have caused their respective authorized officers to affix their corporate names and seals as of the day and year first written above.


[CORPORATE SEAL]                          NOVACARE, INC.


Attest:_____________________________      By:__________________________________
                                             Name:
                                             Title:


[CORPORATE SEAL]                          NOVACARE EMPLOYEE
                                          SERVICES, INC.


Attest:_____________________________      By:__________________________________
                                             Name:
                                             Title: